UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2008

Manhattan Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32639	36-3898269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

810 Seventh Avenue, 4th Floor
New York, New York 10019
(Address of principal executive offices) (Zip Code)

(212) 582-3950
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 25, 2008, Manhattan Pharmaceuticals, Inc. (the "Company") closed on its previously disclosed Joint Venture Agreement with Nordic Biotech Venture Fund II K/S ("Nordic") to develop and commercialize Hedrin™, the Company's novel, non-insecticide treatment for head lice for the North American market. In connection with the closing, the Company entered into an Assignment and Transfer Agreement, assigning its North American rights to Hedrin to the joint venture created pursuant to the joint venture agreement, and received from the joint venture a $2.0M cash payment and $2.5M of the joint venture's equity. The joint venture has been named Hedrin Pharmaceuticals K/S. On February 25, 2008, the Company received an upfront payment of $150,000 from Nordic.

Under the Joint Venture Agreement, in accordance with a milestone expected to be achieved on April 30, 2008, Nordic has the right to receive, on such date, a Warrant to purchase approx 7.1 million shares of the Company's common stock at $0.14 per share.

Also, in connection with the closing, the Company entered into a Services Agreement with the joint venture, whereby the Company will manage the day-to-day operations of the joint venture in consideration of a payment of $527,000 per year. In addition, the Company entered into a Registration Rights Agreement with Nordic, whereby the Company agreed to register 125% of the shares of Company common stock underlying the put/call features of the Joint Venture Agreement and the Warrant which may be issued to Nordic.

Further, the Company entered into a Shareholders' Agreement with Nordic and the joint venture which governs the management and governance of the joint venture, including that in many circumstances the chairman of the board, who is appointed by Nordic, has the deciding vote in the event that the joint ventures' four-member board (two of whom are designated by each of Nordic and the Company) are deadlocked.

Also in connection with the closing, the Company and Nordic executed an Amendment to the Joint Venture Agreement, wherein the following modifications were made to the Company’s call option for all or a portion of Nordic’s equity interest in the joint venture: (i) the per share price at which the Company can begin to exercise its call rights has been increased to $1.40 per share, from $1.05 per share; and (ii) the amount that Nordic is required to pay to the Company in the event that Nordic refuses the Company’s call has been decreased to $1.5 million, from $2 million.

Under the Joint Venture Agreement, the Company is required to nominate a person identified by Nordic to the Company's Board of Directors.

On February 27, 2008, the company issued a press release concerning the closing of these transactions with Nordic and the joint venture, a copy of which is attached hereto as Exhibit 99.1.

Item 3.01 Notice of delisting or Failure to Satisfy a Continued Listing Rule or Standard: Transfer of Listing.

On February 22, 2008, Manhattan Pharmaceuticals, Inc. formally notified the American Stock Exchange (the “Exchange”) that it intends to voluntarily delist its common stock from the Exchange. This action was approved by the Company's Board of Directors on February 21, 2008.

On February 22, 2008, the company issued a press release disclosing its intention to voluntarily delist its common stock from the Exchange, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release issued February 27, 2008.
99.1	Press Release issued February 22, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANHATTAN PHARMACEUTICALS, INC.

Date: February 28, 2008	By:	/s/ Michael G. McGuinness
Michael G. McGuinness
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1 99.2	Press Release issued February 27, 2008 Press Release issued February 22, 2008